Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL UPDATES FOURTH FISCAL QUARTER OUTLOOK AND

REITERATES GUIDE FOR CALENDAR YEAR 2017

SAN JOSE, Calif. — June 26, 2017 — Western Digital Corp. (NASDAQ: WDC) today updated its expectations for the fourth fiscal quarter of 2017 and reiterated its non-GAAP earnings forecast of approximately $12 per share for calendar year 2017.

The company now expects fourth quarter revenue of approximately $4.8 billion, non-GAAP gross margin of approximately 41% and non-GAAP earnings per share of $2.85. This compares with the prior outlook provided on April 27 of revenue of approximately $4.8 billion, non-GAAP gross margin of approximately 40% and non-GAAP earnings per share in the range of $2.55 to $2.65. The better-than-anticipated profitability is being driven by continued good execution and strong demand for the company’s broad portfolio of storage products, particularly for flash-based devices and solutions and the 10 terabyte helium capacity hard drives. On July 27, after the close of NASDAQ trading, the company will report its full results for the fourth fiscal quarter ending June 30, 2017.

The company’s reiteration of its prior guidance to achieve non-GAAP earnings per share of approximately $12 for the calendar year 2017 is based on its current business outlook, leading product and technology position, and capital structure.

Non-GAAP Financial Measures

This press release includes an update to the company’s financial guidance relating to non-GAAP gross margin and non-GAAP diluted earnings per share (“EPS”) for the fourth quarter of fiscal year 2017. Non-GAAP gross margin is a non-GAAP measure defined as non-GAAP gross profit divided by GAAP revenue. The company’s non-GAAP gross margin and EPS guidance exclude the amortization of acquired intangible assets and stock-based compensation expense estimated to be approximately $291 million in gross profit, or 6% of gross margin, and $122 million in operating expenses, totaling $413 million in net income, or $1.37 EPS for the fourth quarter.

Western Digital Updates Fourth Fiscal Quarter Outlook and

Reiterates Guide for Calendar Year 2017

The timing and amount of additional charges the company excludes from its non-GAAP financial measures, including employee termination, asset impairment and other charges, charges to implement cost saving initiatives, acquisition-related charges and, in the case of non-GAAP EPS, related tax adjustments, are dependent on the timing of certain actions and cannot be reasonably predicted. In addition, the company’s estimate for the amortization of acquired intangible assets is based on preliminary allocations of the SanDisk purchase price and may be adjusted as the company finalizes the valuation of these acquired assets. Accordingly, reconciliations of non-GAAP gross margin and non-GAAP EPS to the most directly comparable GAAP financial measures (gross margin and diluted income per common share, respectively) are not available without unreasonable effort.

These non-GAAP measures noted above are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. The company believes these non-GAAP measures provide useful information to investors for measuring the company’s earnings performance and comparing it against prior periods. Specifically, the company believes these non-GAAP measures provide useful information to both management and investors as they exclude certain expenses, gains and losses that the company believes are not indicative of its core operating results or because they are consistent with the financial models and estimates published by many analysts who follow the company and its peers. These non-GAAP measures are some of the primary indicators management uses for assessing the company’s performance and planning and forecasting future periods. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Western Digital Updates Fourth Fiscal Quarter Outlook and

Reiterates Guide for Calendar Year 2017

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the company’s anticipated financial results for its fourth fiscal quarter ending June 30, 2017 and calendar year 2017. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: uncertainties with respect to the company’s business ventures with Toshiba; volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-Q filed with the SEC on May 8, 2017, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect new information or events.

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Western Digital Updates Fourth Fiscal Quarter Outlook and

Reiterates Guide for Calendar Year 2017

Western Digital, WD and SanDisk are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners. © 2017 Western Digital Corporation or its affiliates. All rights reserved.

Company contacts:

Western Digital Corp.
Media Contact:
Jim Pascoe
408.717.6999 jim.pascoe@wdc.com

Investor Contact:
Bob Blair
949.672.7834 robert.blair@wdc.com